UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

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Eargo, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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 Hear life to the fullest  Eargo Company Overview  September 2022

 About This Presentation  This presentation shall not constitute (i) a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed rights offering transaction or (ii) an offer, nor a solicitation of an offer, of the sale or purchase of securities, nor shall any securities of the Eargo, Inc. (the “Company”) be offered or sold in any jurisdiction in which such an offer, solicitation or sale would be unlawful. It is an outline of matters for discussion only. Neither the Securities and Exchange Commission (the “Commission”) nor any state securities commission has approved or disapproved of the transactions contemplated hereby or determined if this presentation is truthful or complete. Any representation to the contrary is a criminal offense. In connection with the rights offering transaction discussed herein and the stockholder votes related thereto, a registration statement on Form S-1 (File No. 333-267071) (the “Registration Statement”) was filed with the Commission on August 25, 2022 and a preliminary proxy statement related to the Company’s 2022 Annual Meeting of Stockholders to be held on October 12, 2022 (as amended, the “Preliminary Proxy Statement”) was filed with the Commission on August 12, 2022 (and amended on August 26, 2022). The Company intends to file a definitive proxy statement relating to the 2022 Annual Meeting of the Stockholders (the “Definitive Proxy Statement”) in September 2022 and also intends to file other relevant materials with the Commission in connection with the proposals to be voted on by the stockholders. Stockholders of the Company are urged to read the Registration Statement and the documents incorporated by reference therein, the Preliminary Proxy Statement, and the Definitive Proxy Statement, once available, before making any voting or investment decision with respect to the stockholder proposals and the proposed rights offering, respectively, because they will contain important information regarding such proposals and the rights offering transaction. You should not construe the contents of this presentation as legal, tax, accounting or investment advice or a recommendation. You should consult your own counsel and tax and financial advisors as to legal and related matters concerning the matters described herein.   Forward Looking Statements  This presentation contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact contained in this presentation are forward-looking statements, including statements regarding the investment by Patient Square Capital, including the closing of the second tranche investment and the conversion of the notes; the terms of the anticipated rights offering, including the timing of the rights offering, or if it will occur at all, stockholder participation in the offering and the results of certain related proposals to be voted on by stockholders; and the Company’s addressable market and market opportunity, the potential market size, size of the potential consumer populations, potential for growth, future plans, initiatives, projections and expectations, including with respect to insurance, retail and other opportunities as well as the evolving over-the-counter hearing aid regulatory framework and any future Eargo products. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that could cause actual results and events to differ materially from those anticipated, including, but not limited to, risks and uncertainties related to the closing of the second tranche investment, the conversion of the notes issued pursuant to the Patient Square Capital investment; the timing of the rights offering, or if it will occur at all, stockholder participation in the offering and the results of certain related proposals to be voted on by stockholders; the extent to which the Company may be able to validate processes to support the submission of claims for reimbursement from the Federal Employee Health Benefits (FEHB) program in the future, if at all, and the Company’s ability to obtain and increase insurance coverage of its hearing aids; the timing or results of ongoing claims audits and medical records reviews by third-party payors; the extent of losses from hearing aids delivered to customers from September 21, 2021 until December 8, 2021; the impact third-party payor audits and the regulatory landscape for hearing aid devices on the Company’s business and results of operations; the volume of additional orders by existing customers; the availability of insurance coverage for the Company’s products and any future products; the Company’s ability to release new hearing aids and the anticipated features of any such hearing aids; developments and projections relating to the Company’s competitors and the industry, including competing products; the Company’s ability to maintain its competitive technological advantages against new entrants in the industry; the pricing of the Company’s hearing aids; the Company’s ability to make certain claims related to the performance of the Company’s hearing aids relative to competitive products; the impact of changes in the regulatory landscape for hearing aid devices, including the anticipated implementation of the FDA’s recently announced over-the-counter hearing aid regulatory framework; and the COVID-19 pandemic, including but not limited to, its duration and its impact on the Company’s business and results of operations. These and other risks are described in greater detail under the section titled “Risk Factors” contained in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission. Any forward-looking statements in this presentation are made pursuant to the Private Securities Litigation Reform Act of 1995, as amended, are based on current expectations, forecasts and assumptions, and speak only as of the date of this presentation. Except as required by law, the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.  2  Legal Disclaimers and Forward-Looking Statements  | 2

 Additional Information  The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting the information agent for the offering at:  Morrow Sodali LLC  333 Ludlow Street  5th Floor, South Tower  Stamford, Connecticut 06902  Individuals call toll-free: (800) 662-5200  Banks and Brokerage Firms, please call (203) 658-9400  Email: EAR.info@investor.morrowsodali.com  | 3  Legal Disclaimers and Forward-Looking Statements (cont.)

Corporate Overview

Significant Unmet Need

- We estimate that more than 45M U.S. adults have hearing loss[1], but only ~25% have used a hearing aid[2]
- Low penetration due to stigma, discomfort, high cost, and inconvenient, cumbersome experience / lack of access and awareness
- We believe over-the-counter ("OTC") regulation in 2022 will simplify omni-channel distribution

Revolutionary Product

- Virtually invisible, comfortable all-day wear, rechargeable, high-quality audio
- SoundMatch, SoundAdjust, Performance in Noise
- Mobile app
- Lower cost to consumer (approximately half the cost of competing hearing aids purchased through traditional channels in the U.S.)


EARGO 6

Pioneering Business Model

- Sophisticated demand generation across media channels
- Empowering direct-to-consumer ("DTC") experience: learn, shop, remote support from home
- Omnichannel expertise across cash-pay[3], potential insurance[4]

Significant Track Record of Success

- > 99,000 cumulative gross systems shipped, net of returns, as of June 30, 2022
- Estimated >60% of Eargo customers are new to category – we believe we have expanded the category
- Aided brand awareness of 27%, up from 3% three years ago

Clear Strategy Focused on driving growth and Increasing Penetration

Our Objectives:

- Further optimize cash-pay/repeat demand generation
- Priority is to re-enter insurance market
- Launch and scale physical retail partnerships and assets
- Leverage omni-channel approach to scale business

1. Lin, F. R., Niparko, J. K., & Ferrucci, L. (2011). Hearing Loss Prevalence in the United States. Archives of Internal Medicine, 171(20), 1851– 1852; Prevalence of Hearing Loss by Severity in the United States, Adele M. Goman, PhD, and Frank R. Lin, MD, PhD, 2016; U.S. Census International Database https://www.census.gov/data-tools/demo/idb/region.php?T=13&RT=0&A=both&Y=2020&C=US&R=.
2. National Institute on Deafness and Other Communication Disorders. Hearing Loss and Hearing Aid Use. https://www.nidcd.nih.gov/news/multimedia/hearing-loss-and-hearing-aid-use
3. The Company considers "cash-pay" to include upfront payment, credit card, third-party financing, and distributor payment.
4. Subject to ability to regain insurance coverage; Eargo is not currently accepting insurance benefits as a form of payment.

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 Investment from Patient Square Capital,  Rights Offering and   Associated Proxy Proposals

 6  Summary of Patient Square Capital Investment  | 6  On June 24, 2022, the Company entered into a note purchase agreement (the “Note Purchase Agreement”) with Patient Square Capital (“PSC”) pursuant to which it agreed to (i) issue and sell up to $125 million in senior secured convertible notes (the “Notes”) to PSC in two tranches (the “Financing”) and (ii) conduct a $187.5 million rights offering for an aggregate of 375 million shares of common stock at a purchase price of $0.50 per share (the “Rights Offering”)  The Financing is structured to comprise two tranches of Notes:   an initial issuance of $100 million of Notes (the “First Tranche”) and   a second issuance of up to an additional $25 million of Notes, to be issued only under certain circumstances described below (the “Second Tranche”)  The repayment of the First Tranche and borrowing of the Second Tranche will depend on the outcome and timing of the Rights Offering:  If the Rights Offering is completed by November 25, 2022 AND the stockholders subscribe for at least 75 million shares in the Rights Offering, the Company will not issue the Second Tranche Notes under the terms of the Note Purchase Agreement, resulting in aggregate net proceeds to the Company of $37.5 million from the Rights Offering  If the Rights Offering is completed after November 25, 2022 but by December 24, 2022 OR if stockholders subscribe for less than 75 million shares in the Rights Offering, the Second Tranche Notes will be issued, resulting in aggregate net proceeds to the Company of $25 million from the Rights Offering  If the Rights Offering is not consummated by December 24, 2022, the Company will be in default under the Note Purchase Agreement  The Notes are senior secured obligations of the Company, secured by a first priority lien on substantially all of the Company’s assets, including the Company’s intellectual property  On June 28, 2022, the Company closed the First Tranche, providing Eargo with critical capital

 | 7  1  2  3  4  Potentially regain insurance coverage under the FEHB program  and other insurance programs  Refine and expand physical retail strategy   Optimize Cash-Pay business  Invest in continued innovation  The Financing Is Intended to Finance Initiatives Designed to Accelerate the Company’s Omni-Channel Growth Strategy

 Patient Square Capital Investment – Conversion  The Notes will be convertible into shares of our common stock (“Conversion Shares”), with the terms of such conversion to be determined by the timing of and level of participation by existing stockholders in the Rights Offering  If the Company is able to successfully complete the Rights Offering by November 25, 2022 and stockholders subscribe for at least 75 million shares pursuant thereto, the outstanding Notes would be converted into:   A number of shares equal to the number of rights offering shares not subscribed for; plus  Cash in an amount equal to the gross proceeds from the sales of shares in the Rights Offering in excess of the first 75 million shares   If the Rights Offering is completed by November 25, 2022 but the Company sells less than 75 million shares pursuant thereto OR if the Company is able to successfully complete the Rights Offering after November 25, 2022 but by December 24, 2022:  The Company will issue up to $25 million in additional Notes  The total gross proceeds from the Rights Offering will be used to redeem the Notes at a repayment value of 1.5x  The remainder of the Notes not redeemed will convert into a number of shares equal to the number of rights offering shares not subscribed for  If the Company is unable to successfully complete the Rights Offering by December 24, 2022, the Company will be in default on its obligations under the Note Purchase Agreement  | 8

 Rights Offering Key Facts   The Rights Offering is a distribution of rights (the “Rights”) on a pro rata basis to the Company’s stockholders who hold shares as of a record date to be determined. Stockholders will receive one Right for every share of common stock. The Company does not intend for the record date for the Rights Offering to precede the date of its annual meeting.  Each Right grants a holder:  a basic subscription privilege, entitling such holder to purchase shares of common stock at a subscription price of $0.50 per share; and  an oversubscription privilege (subject to certain limitations), entitling any holder that has fully exercised their basic subscription privilege to subscribe for additional shares of common stock at the same subscription price per share  No shares of common stock will be issued upon exercise of the oversubscription privilege by a particular stockholder to the extent that:  such issuance would result in any such stockholder beneficially owning in excess of 9.9% of the outstanding shares of common stock following the Rights Offering; and  the number of shares subscribed for in the Rights Offering would exceed 75 million shares in the aggregate (with stockholder oversubscriptions cut back on a pro rata basis to an aggregate of 75 million shares, in such instance).  The subscription price of $0.50 per share reflects a 60% discount to the closing price of our common stock on June 24, 2022, the date the Company signed the Note Purchase Agreement, and a 72% discount to the closing price of our common stock on September 6, 2022, the last trading day immediately preceding the date of the filing of this presentation.   | 9

 Rights Offering Purpose and Rationale   The Rights Offering provides existing stockholders the opportunity to reduce their dilution exposure as a result of the Financing  Depending on participation in the Rights Offering, the aggregate net proceeds to the Company will range between $25 million to $37.5 million after any cash repayments related to the Financing   The Note Purchase Agreement requires that we consummate the Rights Offering by no later than December 24, 2022  If the Company is unable to complete the Rights Offering by December 24, 2022, it would be in default under the Note Purchase Agreement, allowing the Noteholders to demand immediate repayment of the Notes and, if the Company is unable to make such repayment, exercise remedies on collateral constituting substantially all of our assets, including the Company’s intellectual property. As the Company anticipates having insufficient funds to make such a repayment in such event, in such circumstances the Company’s stockholders would likely lose all or substantially all of their investment in the Company’s common stock.   Eargo retains the ability to seek alternative financing sources to repay the Financing or to sell the Company, in which case the Rights Offering would not occur   | 10

 Illustrative Existing Stockholder Subscription  Net Cash to Eargo(1)  Existing Stockholders  PSC  Shares Issued  % Ownership Post-Offering  Shares Issued  % Ownership Post-Offering  0 Shares  $25.0M(2)  - 9.5%    375M 90.5%    75M Shares   37.5M(3)   75M 27.6%  300M 72.4%  375M Shares  37.5M(3)  375M 100%  - 0%   | 11  Notes:  Reflects proceeds from rights offering and Second Tranche of PSC Notes, if any, net of any cash repayment to Patient Square Capital. All amounts are before deduction of any fees and expenses payable for SEC filing fees, Nasdaq listing costs, fees payable to legal, financial and other advisors and additional miscellaneous costs. These proceeds are in addition to the $100M of gross proceeds received by the Company from the First Tranche of PSC Notes on June 28, 2022.  Consists solely of gross proceeds from Second Tranche of PSC Notes.  $25M if rights offering is completed between November 25, 2022 and December 24, 2022.  1  To the Extent Stockholders Participate in the Rights Offering,   They May Avoid Incremental Dilution  Pro Forma if Rights Offering is Completed by November 25, 2022  $187.5M Rights Offering  375M Shares  $0.50 / Share  (0%)  (20%)  (100%)

Pro Forma Ownership: Rights Offering Completed by November 25, 2022

	As of July 1, 2022		Pro Forma for the Rights Offering (if completed by November 25, 2022)[1]							
			0 Stockholder Subscriptions		74,000,000 Stockholder Subscriptions		75,000,000 Stockholder Subscriptions		375,000,000 Stockholder Subscriptions	
Shareholdings	**Shares**	**% of Common**	**Shares**	**% of Common**	**Shares**	**% of Common**	**Shares**	**% of Common**	**Shares**	**% of Common**
Existing Stockholders[2]	37,476,116	95.2%	37,476,116	9.0%	107,888,754	26.0%	108,840,276	26.3%	394,296,916	95.2%
Noteholders	—	—	375,000,000	90.5%	301,000,000	72.7%	300,000,000	72.4%	—	—
Directors and Executive Officers[3]	1,909,322	4.8%	1,909,322	0.5%	5,496,684	1.3%	5,545,162	1.3%	20,088,522	4.8%

Net Proceeds to the Company	**Proceeds and Repayments ($)**			
Gross Proceeds to the Company from the Rights Offering	—	$37,000,000	$37,500,000	$187,500,000
Plus proceeds to the Company from the Second Tranche	$25,000,000	$333,333	—	—
Less cash repayments to the Noteholders upon conversion of the Notes	—	—	—	($150,000,000)
Net Proceeds to the Company[4]	$25,000,000	$37,333,333	$37,500,000	$37,500,000

(1) Assumes existing stockholders and directors and executive officers participate in the Rights Offering in equal proportions to the outstanding shares of common stock beneficially owned by them.
(2) Excludes shares of common stock that may be acquired by the Noteholders or are beneficially owned by the Company's directors and executive officers. Also excludes any shares of common stock issued or that may be issued after July 1, 2022, including as a result of the exercise of stock options or vesting of RSUs under the Company's equity incentive plans, other than the shares issued in the Rights Offering.
(3) Represents the outstanding shares of common stock beneficially owned by the Company's directors and executive officers, including through affiliated entities as to which the directors and executive officers disclaim beneficial ownership of the shares . Excludes shares of common stock that may be acquired by the Company's directors and executives within 60 days of July 1, 2022, including as a result of the settlement of vested RSUs, the vesting of RSUs or the exercise of stock options.
(4) All amounts are before deduction of any fees and expenses payable for SEC filing fees, Nasdaq listing costs, fees payable to legal, financial and other advisors and miscellaneous costs associated with the transactions described elsewhere herein.

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Pro Forma Ownership: Rights Offering Completed after November 25, 2022 but before December 24, 2022

	As of July 1, 2022		Pro Forma for the Rights Offering (if completed between November 25, 2022 and December 24, 2022)[1]					
			0 Stockholder Subscriptions		75,000,000 Stockholder Subscriptions		375,000,000 Stockholder Subscriptions	
Shareholdings	**Shares**	**% of Common**	**Shares**	**% of Common**	**Shares**	**% of Common**	**Shares**	**% of Common**
Existing Stockholders[2]	37,476,116	95.2%	37,476,116	9.0%	108,840,276	26.3%	394,296,916	95.2%
Noteholders	—	—	375,000,000	90.5%	300,000,000	72.4%	—	—
Directors and Executive Officers[3]	1,909,322	4.8%	1,909,322	0.5%	5,545,162	1.3%	20,088,522	4.8%

Net Proceeds to the Company	**Proceeds and Repayments ($)**		
Gross Proceeds to the Company from the Rights Offering	—	$37,500,000	$187,500,000
Plus proceeds to the Company from the Second Tranche	$25,000,000	$25,000,000	$25,000,000
Less cash repayments to the Noteholders upon conversion of the Notes	—	($37,500,000)	($187,500,000)
Net Proceeds to the Company[4]	$25,000,000	$25,000,000	$25,000,000

(1) Assumes existing stockholders and directors and executive officers participate in the Rights Offering in equal proportions to the outstanding shares of common stock beneficially owned by them.
(2) Excludes shares of common stock that may be acquired by the Noteholders or are beneficially owned by the Company's directors and executive officers. Also excludes any shares of common stock issued or that may be issued after July 1, 2022, including as a result of the exercise of stock options or vesting of RSUs under the Company's equity incentive plans, other than the shares issued in the Rights Offering.
(3) Represents the outstanding shares of common stock beneficially owned by the Company's directors and executive officers, including through affiliated entities as to which the directors and executive officers disclaim beneficial ownership of the shares . Excludes shares of common stock that may be acquired by the Company's directors and executives within 60 days of July 1, 2022, including as a result of the settlement of vested RSUs, the vesting of RSUs or the exercise of stock options.
(4) All amounts are before deduction of any fees and expenses payable for SEC filing fees, Nasdaq listing costs, fees payable to legal, financial and other advisors and miscellaneous costs associated with the transactions described elsewhere herein.

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 The Company has announced that it will be holding its 2022 Annual Meeting of Stockholders on October 12, 2022 (the “Annual Meeting”)  In connection with the Annual Meeting, the Company is soliciting proxies from the stockholders with respect to the following two proposals required in connection with the Financing and the Rights Offering:  Proposal #5: To adopt an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of our common stock to 450 million, so (among other things) Eargo has sufficient authorized shares to complete the Rights Offering and the conversion of the Notes into the Conversion Shares pursuant to the Note Purchase Agreement (the “Share Increase Amendment Proposal”)  Proposal #6: To approve, for purposes of complying with Nasdaq Listing rule 5635, the issuance of up to the maximum potential number of shares of Conversion Shares into which the outstanding Notes may be convertible upon completion of the Rights Offering (the “Nasdaq Approval Proposal”)   and an additional proposal for a reverse stock split (unrelated to the Rights Offering):  Proposal #4: To adopt an amendment to the Company’s Amended and Restated Certificate of Incorporation to effect a reverse stock split of the Company’s common stock to ensure the Company meets the continued listing requirements of the Nasdaq Stock Market (“Nasdaq”) (the “Reverse Stock Split Proposal”)   The Company has filed a Preliminary Proxy Statement (as amended, the “Preliminary Proxy Statement”) with respect to the Annual Meeting with the SEC, which sets forth further information regarding each of the proposals for which stockholders’ votes are being solicited. Stockholders may access the Preliminary Proxy Statement and other materials (when they are available) free of charge at the SEC’s website at www.sec.gov. The Company expects to file a Definitive Proxy Statement with respect to the Annual Meeting in September 2022. The Definitive Proxy Statement will be sent or given to stockholders and will contain important information about the proposals and related matters. INVESTORS AND STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE PROPOSALS.   Next Steps: Annual Meeting – Key Proxy Proposals We Recommend Stockholders Vote FOR  | 14

 Proxy Proposal #5: Share Increase Amendment   The issuance of shares of the Company’s common stock pursuant to the contemplated Rights Offering and the related conversion of the Notes under to the Note Purchase Agreement requires that the stockholders adopt an amendment to the Company’s Amended and Restated Certificate of Incorporation (the “Charter”) to increase the Company’s authorized share capital  The Rights Offering contemplates the issuance of an additional 375 million shares, while the Charter currently authorizes the Company to issue an aggregate of 300 million shares, of which only approximately 245 million shares remain available for issuance  Our Board has recommended that stockholders approve the Share Increase Amendment Proposal to amend the Charter to increase the number of authorized shares of our common stock to 450 million, which would provide a sufficient number of authorized and unissued shares of our common stock to complete the Rights Offering and issue the Conversion Shares  The Share Increase Amendment Proposal, if adopted, will also provide the Company with authorized and unissued common stock that could be used for additional corporate purposes in the future, including, among other things, financing activities, public or private offerings, conversions of convertible securities and acquisition transactions   If the Share Increase Amendment Proposal is not approved, the Company will have an insufficient number of authorized and unissued shares of common stock to be able to complete the Rights Offering or issue the full potential amount of Conversion Shares under the terms of the Note Purchase Agreement, which would result in an event of default under the Note Purchase Agreement    In addition, the Note Purchase Agreement requires that the Company receive stockholder approval of the Share Increase Amendment Proposal as a condition to conducting the Rights Offering  Any default under the Note Purchase Agreement would likely have very serious consequences for the Company and our stockholders, including that stockholders would likely lose all or substantially all of their investment in our common stock.  | 15

 Proxy Proposal #6: Nasdaq Approval   The conversion of the Notes into, and the issuance of, the Conversion Shares upon completion of the contemplated Rights Offering requires the approval of our stockholders  The Company is subject to Nasdaq Listing Rule 5635, which requires that, among other things, the Company must obtain stockholder approval of any issuance of securities   that would result in a change of control or   representing more than 20% of our outstanding voting power in a private offering at a price less than the Minimum Price1   While the number of Conversion Shares to be issued will depend upon the outcome of the Rights Offering, it is likely that such issuance will trigger the stockholder approval requirements of Nasdaq Listing Rule 5635   In addition, the Note Purchase Agreement requires that the Company receive stockholder approval of the Nasdaq Approval Proposal as a condition to conducting the Rights Offering  As such, our Board has recommended that stockholders approve the Nasdaq Approval Proposal to approve the issuance of up to the maximum potential number of shares of Conversion Shares into which the outstanding Notes may be convertible upon completion of the Rights Offering  If the Nasdaq Approval Proposal is not approved, the Company will not be able to conduct the Rights Offering and/or convert the Notes into the full potential amount of Conversion Shares under the Nasdaq Listing Rules and in accordance with the terms of the Note Purchase Agreement, which would result in an event of default under the Note Purchase Agreement    Any default under the Note Purchase Agreement would likely have very serious consequences for the Company and our stockholders, including that stockholders would likely lose all or substantially all of their investment in our common stock  1 The “Minimum Price” means the lower of: (i) closing price of the Company’s common stock immediately preceding the signing of the Note Purchase Agreement and (ii) the average closing price of the Company’s common stock for the five trading days immediately preceding the signing of the Note Purchase Agreement.  | 16

 Proxy Proposal #4: Approval of Reverse Stock Split   The Board is recommending that stockholders adopt an amendment to the Company’s Amended and Restated Certificate of Incorporation to effect a reverse stock split of the Company’s common stock, with a ratio in the range of 1-for-5 and 1-for-50, such ratio to be determined by the Board in its discretion  The continued listing requirements of Nasdaq provide that our common stock must maintain a closing bid price of at least $1.00 per share   The closing bid price per share of our common stock fell below $1.00 on June 28, 2022 and remained below $1.00 for a period of 25 consecutive trading days until August 3, 2022 and fell below $1.00 again on August 11, 2022  If at any time the closing bid price per share of our common stock were to close below $1.00 for more than 30 consecutive trading days, we would receive a notice from Nasdaq and be required to regain compliance within a certain period of time (typically 180 calendar days, subject to possible extensions)  The Board approved the Reverse Stock Split Proposal to decrease the total number of shares of common stock outstanding and proportionately increase the market price of the common stock in order to help ensure that the share price of our common stock meets Nasdaq’s continued listing requirements  The Reverse Stock Split Proposal includes the approval of a range of Reverse Stock Split ratios (rather than a single Reverse Stock Split ratio) in order to provide the Board with the flexibility to successfully implement the Reverse Stock Split amid unpredictable market conditions and stock price volatility  Any potential delisting of the Company’s common stock from Nasdaq would likely have very serious consequences for the Company and its stockholders  If adopted, the Company currently expects that the Reverse Stock Split would occur following the completion of the Rights Offering. As a result, the adoption by the stockholders of Proposal No. 4 is not expected to impact the Company’s ability to complete the Rights Offering and will be in addition to the Share Increase Amendment (Proposal No. 5). Stockholders are urged to vote FOR both Proposal No. 4 and Proposal No. 5 and are cautioned against considering Proposal No. 4 and Proposal No. 5 as alternatives.  | 17

 RIGHTS OFFERING TIMELINE  | 18

 Business Priorities and   Omni-Channel Strategy

Leveraging Omni-channel to Scale the Business

Channel	Eargo Status
Cash Pay	► 22K FY21 shipments ► Shipments CAGR of 40%[1] ► Post-DOJ settlement, adjusted media spend to dedicate efforts in cash pay channel ► Cash pay conversion rate nearly 16% in 2Q22 (vs. 7% in 4Q21 and 11% in 1Q22)
Repeat (Cash Pay)	► 3K FY21 shipments ► Shipments CAGR of 190%[2] ► As a percentage of total volume, repeat shipments constituted approximately 11%, 14%, 20% and 20% in 3Q21, 4Q21,1Q22 and 2Q22, respectively ► Eargo installed base of >16,000 units >2 years old[3]

Note: Our estimates are based on available information and using the methodology set out in Prevalence of Hearing Loss by Severity in the United States, Adele M. Goman, PhD, and Frank R. Lin, MD, PhD, 2016. See also CMS; U.S. Office of Personnel Management; Kaiser Family Foundation; and US Census.

1. Cash Pay Shipments CAGR from 2017 to 2021.
2. Repeat (Cash Pay) Shipments CAGR from 2018 to 2021.
3. As of December 31, 2021.

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 Leveraging Omni-channel to Scale the Business (cont.)  21  Channel  Eargo Status  Insurance1  ~50% total shipments in 2021, prior to DOJ investigation  44% of total FY21 shipments, due to Q4 DOJ impact   Shipments CAGR of 325%2  We estimate that more than 12 million adults over 50 in the U.S. have both hearing loss and access to hearing aid benefits under Federal Employee Health Benefits (FEHB) and Medicare Advantage1,3  More than 1.2 million FEHB members have hearing loss and a hearing aid benefit4 through enrollment in > 200 plans  While we are working to establish dialogues with third-party payors, we expect any negotiations with payors to last for an extended period of time, and we do not plan to provide an update until, if and when we have reached an understanding with payors  Retail  We are focused on select retail pilots in preparation for OTC  Our self-administered hearing screeners are intended to be part of our retail customer experience and are expected to be located in physical retail settings5  We also have a select number of commercial partnerships to, among other things, facilitate the retail experience (e.g., hearing screeners at certain Verizon store locations)  While customers can learn about Eargo hearing aids and obtain general information about their hearing through our current hearing screeners, they cannot purchase or order Eargo hearing aids in retail settings  Note: Our estimates are based on available information and using the methodology set out in Prevalence of Hearing Loss by Severity in the United States, Adele M. Goman, PhD, and Frank R. Lin, MD, PhD, 2016. See also CMS; U.S. Office of Personnel Management; Kaiser Family Foundation; and US Census.   Eargo is not currently accepting insurance benefits as a form of payment and is working to pursue insurance reimbursement and coverage in the future.  Shipments CAGR from 2019 to 2021. No insurance sales in 2017 and 2018.   Eargo has not historically received insurance reimbursement and coverage from Medicare Advantage but may seek to do so in the future.   OPM annual report and plan listing, 2021.   Customers are informed that: (1) the Eargo hearing screener is a tool designed to provide general information about a user's hearing, (2) the hearing screener cannot diagnose hearing loss or any other disease or condition, and (3) customers should consult a doctor with any questions about their hearing.

 Company Background

 UNTREATED HEARING LOSS IS A BIG PROBLEM  Greater risk of being diagnosed with dementia1  Risk doubles with mild hearing loss  Risk triples with moderate hearing loss  Hearing aids have been identified as one of the top potentially modifiable risk factors for dementia2  Greater risk of cognitive decline3  Wearing hearing aids may have a positive effect on cognitive decline2,4  Increased risk of falling  Those with mild hearing loss are 3x more likely to have a history of falls5  Hearing aids are associated with a reduced risk of a fall-related injury over three years6  Higher incidence of depression7   Wearing hearing aids reduces the risk of being diagnosed with depression6  Lower quality of life7  Increased costs to individuals, society, and the healthcare system7  Untreated hearing loss is associated with a significant increase in healthcare costs at 1, 5, and 10 years  More hospital admissions, longer hospital stays, higher risk of readmission  Higher likelihood of being unemployed or unemployed, loss of earnings up to $30,000/year8,9  Lin FR, Metter EJ, O’Brien RJ, et al. (2011). Hearing Loss and Incident Dementia. Arch Neurol, 68(2): 214-220. doi:10.1001/archneurol.2010.362.  Livingston G, Sommerlad A, Orgeta V, et al. (2017). Dementia prevention, intervention, and care. The Lancet, 390: 2673-2734.  Wei J, H Y, Zhang L, et al. (2017). Hearing impairment, mild cognitive impairment, and dementia: A meta-analysis of cohort studies. Dement Geriatr Cogn Disord Extra, 7: 440-452. doi: 10.1159/000485178.  Amieva H, Ouvrard C, Giulioli C, et al. (2015). Self-reported hearing loss, hearing aids, and cognitive decline in elderly adults: a 25-year study. J Am Geriatr Soc. 63(10):2099-104. doi:10.1111/jgs.13649.  Lin F and Ferrucci L. (2012). Hearing loss and falls among older adults in the United States. Arch Intern Med, 172(4): 369-371. doi:10.1001/archinternmed.2011.728.  Mahmoudi E, Basu T, Langa K, et al. (2019). Can hearing aids delay time to diagnosis of dementia, depression, or falls in older adults? J Am Geriatr Soc, 67:2362-2369. doi: 101111/jgs.16109.  Reed et al. (2019). Trends in health care costs and utilization associated with untreated hearing loss over 10 years. JAMA Otolaryngology-Head & Neck Surgery, 145(1), 27-34.  Emmett SD, Francis HW. The socioeconomic impact of hearing loss in US adults. Otol Neurotol. 2015, 36(3):545-550.  Kochkin S. MarkeTrak VIII: The efficacy of hearing aids in achieving compensation equity in the workplace. The Hearing Journal. 2010; 63(10), 19-26.  | 23

Large, Underpenetrated Market



45M U.S. Adults with Hearing Loss[1]

>$8B

Annual U.S. Hearing Aid Sales in 2019[2]

But only ~25% have ever used a hearing aid[3]

Why?

- ✓ Low Awareness
- ✓ Low Accessibility
- ✓ High Stigma
- ✓ High Cost

1. Lin, F. R., Niparko, J. K., & Ferrucci, L. (2011). Hearing Loss Prevalence in the United States. Archives of Internal Medicine, 171(20), 1851– 1852; Prevalence of Hearing Loss by Severity in the United States, Adele M. Goman, PhD, and Frank R. Lin, MD, PhD, 2016; U.S. Census International Database https://www.census.gov/data-tools/demo/idb/region.php?T=13&RT=0&A=both&Y=2020&C=US&R=.
2. Hearing Review; Hearing Industries Association. Includes estimated spend by consumers in private sales (including Costco) and purchases by the U.S. Department of Veterans Affairs, which then distributes devices at no cost to end-users.
3. National Institute on Deafness and Communication Disorders. Hearing Loss and Hearing Aid Use. 2016. https://www.nidcd.nih.gov/news/multimedia/hearing-loss-and-hearing-aid-use

| 24

Mild and Moderate Hearing Loss: Estimated 94% of U.S. Market of Individuals with Hearing Loss

Hearing Loss Prevalence by Severity[1]



1%
5%
29%
66%
Mild
Moderate
Severe
Profound

Eargo U.S. Addressable Market



~45M
Adults in the U.S. with Hearing Loss
~39M
Age 50+ with Mild or Moderate Hearing Loss2,3
>15M
Age 50+ with Mild or Moderate Hearing Loss and Above Median Household Income2,3

Significant Unmet Need

1. Lin, F. R., Niparko, J. K., & Ferrucci, L. (2011). Hearing Loss Prevalence in the United States. Archives of Internal Medicine, 171(20), 1851–1852.; Prevalence of Hearing Loss by Severity in the United States, Adele M. Goman, PhD, and Frank R. Lin, MD, PhD, 2016.
2. Prevalence of Hearing Loss by Severity in the United States, Adele M. Goman, PhD, and Frank R. Lin, MD, PhD, 2016.
3. U.S. Census Bureau, Current Population Survey, 2019 Annual Social and Economic Supplement.

| 25

 Eargo customers are new to the category1  Represents Eargo customers who responded that they had never previously purchased a hearing aid device in a phone survey conducted upon receiving shipment of product from June 2019 to June 2022, of which approximately 80% of customers responded.  WE BELIEVE WE ARE EXPANDING THE CATEGORY  ~61%  26

 Traditional hearing aids  Eargo Estimates of hearing aids sold through traditional channels in the United States.  Cost data is on a per-pair basis.  Eargo Addresses Limitations of Hearing Aids Sold in Traditional Channels  | 27  Stigmatized, Visible, Unattractive  Ear Canal Occlusion, Discomfort  Battery Changing Hassle  Disempowering, Cumbersome Process  B2B, Layers Of Cost   $4,600 Average Cost1,2  Virtually Invisible  Comfortable, Non-Occlusive  Rechargeable, Easy-to-Use  Empowering, Consumer-Centric Process  DTC, Vertically Integrated  $1,450 - $2,9502

REVOLUTIONARY TECHNOLOGY; REMOTE SUPPORT

Revolutionary Products

- Patented tip designs provide comfortable, non-occluding fit
- High-quality audio comparable to BTE devices from major manufacturers[1]
- Up to 16 hours of rechargeable battery life


MAX
NEO HiFi
EARGO 5
EARGO 6

Personalized, Remote Support

- Unlimited, lifetime support from hearing professionals
- interact via phone, email, text or video
- Real-time audio profile personalization via the internet*



*Only available on Neo HiFi

1. Based on Eargo internal comparative electroacoustic bench tests measuring Eargo Neo against Starkey Livio AI 2400, the Phonak Audeo Marvel M90, and the Resound Linx Quattro 5, all behind-the-ear (BTE) style hearing aids with receiver-in-the-canal (RIC).

| 28

High Cadence of Purposeful Innovation

2017 EARGO PLUS[1]



+ Improved durability

2018 EARGO MAX



+ Improved acoustic performance

2019 EARGO NEO[1]



+ Refined cosmetics
+ Connected charger Smartphone app

2020 EARGO NEO HIFI



+ Improved Flexi Palms
+ Improved fidelity, feedback cancellation, noise reduction

2Q21 EARGO 5


EARGO

+ Smaller physical design
+ More audiological gain
+ Optional SoundMatch personalization
+ Inductive charging
+ Lithium-ion battery
+ New mobile app

2022 EARGO 6


EARGO

+ Sound Adjust
+ Performance in Noise
+ Water-resistance of IPX7
+ Updated mobile app

Improving Performance, Fit and Comfort

1. Product sales no longer active.

| 29

 PCP / ENT  visit or referral  Call Audiologist for appointment  Hearing Exam  at clinic  Fitting Appt.  Further Adjustment in-person needed  Follow-up Visits  as needed  Traditional Path:Weeks to Months  Discover and learn through Eargo website or physical presence  Consult with a trained Eargo Sales Consultant  – As little as 3 Days  Eargo’s model is:  Purchase online or over the phone, and receive device in days  Enjoy unlimited remote support  Wait Up to 7 years before purchase  Online Model Transforms Consumer Journey  VS  | 30  Simple   Convenient   Empowering   Personalized  Scalable

 | 31  Sophisticated, Multi-Channel Customer Acquisition  Product Shipment  Awareness /  Demand Drivers  Offline/print  online  PR  Lead Collection  Lead Conversion  Customer Type  TV  Inbound Phone  Direct Purchase  (Web)  Sales Consultants/  Hearing Professionals  Online Hearing Screening  Online Experience  Segmented, Automated Email / Text / Chat  Promotions  Cash Pay  Insurance1  Repeat   Retail  Online Hearing Screening  Retail Partner Customer Database  Physical Experience  RETAIL  Online forms   and chat  Subject to Eargo's ability to regain insurance coverage; Eargo is not currently accepting insurance benefits as a form of payment.

Management Team with Proven Track Record of Execution



Christian Gormsen
CEO

SVP Operations, Europe and Strategic Accounts, GN Group

Group Commercial Director EMEA, ISS A/S



Adam Laponis
CFO

VP of FP&A, Tesla

VP & CFO of Cardiovascular Care, Cardinal Health



Bill Brownie
COO

President & CEO, HearingPlanet

Managing Director, Sonova



Christy La Pierre
CLO

General Counsel, Pebble

IP & Patent Litigation



Pio Schunker
CMO

EVP, Global Head Brand Marketing, Samsung Electronics HQ

SVP, Head of Integrated Marketing, The Coca-Cola Company



Mark Thorpe
CAO

SVP of Finance and Operations, Bitmovin

Head of Finance and Accounting, Velocloud by VMware



Tim Trine, Ph.D.
CTO

CEO, Nopol

CTO & SVP of R&D, Starkey

Director of Audiology, Vanderbilt University



Nick Laudico
SVP, Corporate Strategy and Investor Relations

Exec Director, Investor Relations, Teleflex

VP, Investor Relations, NeoTract

EVP, The Ruth Group



Ken Fay
VP, Manufacturing

VP, Global Operations, GN ReSound A/S

GM, VP China Operations, GN Group China Ltd.



Jackie Madison
VP, Strategic Reimbursement and Access

Sr. Reimbursement Strategist, NAMSA

Director of Strategic Reimbursement Access, NeoTract



Tricia Bruchell
VP, People Ops

Sr. HR Global Ops, Cloudera

Manager of HR, Exar Corp.

| 32

| 33  Opportunities for Value Creation  Capabilities to expand penetration into a significant addressable market across cash-pay and insurance channels1  Differentiated, high-quality product offering meeting large unmet need  Pioneering DTC business model across demand generation, customer experience and support  History of rapid cadence of purposeful innovation delivering meaningful improvements in performance, fit and comfort  1 Eargo is not currently accepting insurance benefits as a form of payment and is working to pursue insurance reimbursement and coverage in the future.

 Appendix

 Rights Offering Participation Mechanics   The Rights Offering will be a distribution of Rights on a pro rata basis to the Company’s stockholders who hold shares as of a record date to be determined. Stockholders will receive one Right for every share of common stock, each Right granting the holder basic subscription and oversubscription rights, as noted on slide 8. The Company does not intend for the record date for the Rights Offering to precede the date of its annual meeting  The subscription price of $0.50 per share reflects a 60% discount to the closing price of our common stock on June 24, 2022, the date the Company signed the Note Purchase Agreement, and a 72% discount to the closing price of our common stock on September 6, 2022, the last trading day immediately preceding the date of the filing of this presentation   The Rights will be non-transferable (except by operation of law and in other limited circumstances) and will not be listed on any securities exchange or included in any automated quotation system. Therefore, there will be no market for the Rights  Unless the Company’s Board cancels or terminates the Rights Offering, all exercises of rights will be irrevocable. If the Rights Offering is not completed, subscription payments will be refunded  The Rights Offering will be conducted pursuant to (i) a Registration Statement on Form S-1 (File No. 333-267071) (the “Registration Statement”), which is not yet effective on the date of this presentation, and (ii) a Rights Offering solicitation package which the Company expects to deliver to stockholders in connection with the launching of the Rights Offering (the “Rights Offering Solicitation Package”). Stockholders interested in participating in the Rights Offering are urged to review the Registration Statement for more information regarding participation mechanics, which Registration Statement is available free of charge on the SEC’s website at www.sec.gov. Once available, stockholders may obtain copies of the Registration Statement and Rights Offering Solicitation Package from the Company’s information agent for the Rights Offering, Morrow Sodali LLC, at (800) 662-5200 or via email at EAR.info@investor.morrowsodali.com.  | 35